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                                                                EXHIBIT 24



                                        POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Richard C. Stephan and John W. Teets, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of The Dial Corp for the fiscal year ended December 31, 1994, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Joe T. Ford                      February 16, 1995
/s/ Thomas L. Gossage                February 16, 1995
/s/ Donald E. Guinn                  February 16, 1995
/s/ Jess Hay                         February 16, 1995
/s/ Judith K. Hofer                  February 16, 1995
/s/ Jack F. Reichert                 February 16, 1995
/s/ Linda Johnson Rice               February 16, 1995
/s/ Dennis C. Stanfill               February 16, 1995
/s/ A. Thomas Young                  February 16, 1995